Exhibit 4.1

Form of Representative’s Warrant to Purchase Ordinary Shares

THE REGISTERED HOLDER OF THIS REPRESENTATIVE’S WARRANT REPRESENTATIVE’S WARRANTAGREES BY HIS, HER OR ITS ACCEPTANCE HEREOF, THAT SUCH HOLDER WILL NOT FOR A PERIOD OF ONE HUNDRED EIGHTY (180) DAYS BEGINNING ON THE date of the commencemEnt of sales of the offering pursuant the registration statement No: 333-284137 AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION AND FOR A PERIOD ENDING ON, AND INCLUDING, THE DATE THAT IS FOR A PERIOD OF FIVE YEARS FOLLOWING [●], 202[●] THE COMMENCEMENT OF SALES IN THE OFFERING, (AS DEFINED HEREIN) (THE “EXPIRATION DATE”): (A) SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS REPRESENTATIVE’S WARRANT REPRESENTATIVE’S WARRANTTO ANYONE OTHER THAN OFFICERS OR PARTNERS OF NETWORK 1 Financial Securities, Inc., EACH OF WHOM SHALL HAVE AGREED TO THE RESTRICTIONS CONTAINED HEREIN, IN ACCORDANCE WITH FINRA CONDUCT RULE 5110(E)(1), OR (B) CAUSE THIS PURCHASE WARREPRESENTATIVE’S WARRANT OR THE SECURITIES ISSUABLE HEREUNDER TO BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF THIS REPRESENTATIVE’S WARRANT REPRESENTATIVE’S WARRANTOR THE SECURITIES HEREUNDER, EXCEPT AS PROVIDED FOR IN FINRA RULE 5110(e)(2).

CLASS A ORDINARY SHARES REPRESENTATIVE’S WARRANT REPRESENTATIVE’S WARRANT

For the Purchase of [●] Class A Ordinary Shares

of

PHAOS TECHNOLOGY HOLDINGS (CAYMAN) LIMITED

1. Representative’s Warrant. THIS CLASS A ORDINARY SHARES REPRESENTATIVE’S WARRANT (this “Representative’s Warrant”) certifies that, pursuant to that certain Underwriting Agreement by and between Phaos Technology Holdings (Cayman) Limited, a Cayman Islands exempted company (the “Company”) and Network 1 Financial Securities, Inc. (“Network 1”), dated [●], 2025 (the “Underwriting Agreement”), Network 1 (in such capacity with its permitted successors or assigns, the “Holder”), as registered owner of this Representative’s Warrant, is entitled, at any time or from time to time commencing on [●], 2025 (the “Exercise Date”)1, and at or before 5:00 p.m., Eastern time, [●], 2030 (the “Expiration Date”)2, but not thereafter, to subscribe for, purchase and receive, in whole or in part [●] warrant shares underlying the Representative’s Warrant (the “Warrant Shares”) consisting of, [●] class A ordinary shares of the Company (“Class A Ordinary Shares”), par value $0.0001 per share (the “Shares”)3, subject to adjustment as provided in Section 5 hereof. If the Expiration Date is a day on which banking institutions are authorized by law or executive order to close, then this Representative’s Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period commencing on the date hereof and ending on the Expiration Date, the Company agrees not to take any action that would terminate this Representative’s Warrant. This Representative’s Warrant is initially exercisable at $[●] per Share equal to 125% of the initial public offering price per Share sold in the Offering; provided, however, that upon the occurrence of any of the events specified in Section 5 hereof, the rights granted by this Representative’s Warrant, including the exercise price per Share and the number of Shares to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context. Any term not defined herein shall have the meaning ascribed thereto in the Underwriting Agreement. The Representative’s Warrant is redeemable.

1 The date of the commencement of sales of the offering.

2 Date that is five years from the date of the commencement of sales of the offering.

3 7.5% of the number of Class A Ordinary Shares sold in the Offering.

2. Exercise; Delivery.

2.1 Exercise Form. In order to exercise this Representative’s Warrant, the exercise form attached hereto as Exhibit A (the “Exercise Form”) must be duly executed and completed and delivered to the Company, together with this Representative’s Warrant and payment of the Exercise Price for the Shares being purchased payable in cash by wire transfer of immediately available funds to an account designated by the Company. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern Time, on the Expiration Date, this Representative’s Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2 Cashless Exercise. In lieu of exercising this Representative’s Warrant by payment of cash pursuant to Section 2.1 above, Holder may elect to receive the number of Shares equal to the value of this Representative’s Warrant (or the portion thereof being exercised), by surrender of this Representative’s Warrant to the Company, together with the Exercise Form attached hereto, in which event the Company shall issue to Holder, Shares in accordance with the following formula:

X =	Y(A – B)
A

Where,	X = The number of Shares to be issued to Holder;

Y = The number of Shares that would be issuable upon exercise of this Representative’s Warrant in accordance with the terms of this Representative’s Warrant if such exercise were by means of a cash exercise rather than a cashless exercise;

A = The fair market value of one Share; and

B =The Exercise Price of this Representative’s Warrant, as adjusted hereunder.

For purposes of this Section 2.2, the fair market value of a Share is defined as follows:

(i) if the Company’s Class A Ordinary Shares are traded on a national securities exchange, the fair market value shall be deemed to be the closing sales price on such exchange on the trading day immediately prior to the date the Exercise Form is submitted to the Company in connection with the exercise of this Representative’s Warrant;

(ii) if the Company’s Class A Ordinary Shares are traded over-the-counter, i.e., on the OTCQB or OTCQX Markets operated by OTC Markets Group, Inc., or any similar over-the-counter market), the fair market value shall be deemed to be the closing bid price on the trading day immediately prior to the date the Exercise Form is submitted to the Company in connection with the exercise of the Representative’s Warrant; or

(iii) if there is no active public market for the Class A Ordinary Shares, the value shall be the fair market value thereof, as determined in good faith by the board of directors of the Company (the “Board”).

2.3 Delivery of Shares Upon Exercise; Expenses. The Company shall use commercially reasonable efforts to cause the Shares purchased hereunder to be transmitted by the Company’s transfer agent (the “Transfer Agent”) to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Shares or resale of the Shares or (B) this Representative’s Warrant is being exercised via cashless exercise, and otherwise by delivery to the address specified by the Holder in the Exercise Form by the date that is two Trading Days after the latest of (A) the delivery to the Company of the Exercise Form, (B) surrender of this Representative’s Warrant (if required) and (C) receipt by the Company of the aggregate Exercise Price as set forth above (including by cashless exercise, if permitted) (such date, the “Share Delivery Date”). The Shares shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such Shares for all purposes, as of the date the Representative’s Warrant has been exercised and payment to the Company of the aggregate Exercise Price (or by cashless exercise, if permitted) has been received by the Company and all taxes required to be paid by the Holder, if any prior to the issuance of such Shares have been paid. Such issuance of Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Shares, all of which taxes and expenses shall be paid by the Company, and such Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event Shares are to be issued in a name other than the name of the Holder, this Representative’s Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Exercise Form.

2.4 Legend. Each certificate for the securities purchased under this Representative’s Warrant shall bear a legend as follows unless such securities have been registered under the Securities Act of 1933, as amended (the “Act”):

“(i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD ENDING ON, AND INCLUDING, THE DATE THAT IS ONE HUNDRED AND EIGHTY (180) DAYS FOLLOWING THE CLOSING DATE PURSUANT TO THE REGISTRATION STATEMENT (FILE NO. 333-287887) RELATING TO THE SECURITIES ISSUED IN THE OFFERING WHICH HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE LAW. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE (A) SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED TO ANYONE OTHER THAN NETWORK 1 FINANCIAL SERVICES INC. OR BONA FIDE OFFICERS OR PARTNERS OF NETWORK 1 FINANCIAL SECURITIES, INC., OR (B) CAUSED TO BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF THIS SECURITIES HEREUNDER, EXCEPT AS PROVIDED FOR IN FINRA RULE 5110(E)(2).”

3. Transfer.

3.1 General Restrictions. The registered Holder of this Representative’s Warrant agrees by his, her or its acceptance hereof, that such Holder will not for a period of one hundred eighty (180) days following the date of commencement of sales of the offering: (a) sell, transfer, assign, pledge or hypothecate this Representative’s Warrant or any of the Shares issuable hereunder to anyone other than: (i) Network 1 or a selected dealer participating in the Offering contemplated by the Underwriting Agreement, or (ii) officers or partners of Network 1, each of whom shall have agreed to the restrictions contained herein, in accordance with FINRA Rule 5110(e)(1), or (b) cause this Representative’s Warrant or the securities issuable hereunder to be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Representative’s Warrant or the securities hereunder, except as provided for in FINRA Rule 5110(e)(2). The registered Holder of this Representative’s Warrant will have the option to exercise, transfer or assign this Representative’s Warrant at any time, provided that underlying securities shall not be transferred during the lock-up period; i.e., the Shares shall remain subject to the 180-day lock-up period. On and after that date that is one hundred eighty (180) days after the commencement of sales of the offering, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto as Exhibit B duly executed and completed, together with this Representative’s Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five (5) Business Days transfer this Representative’s Warrant on the books of the Company and shall execute and deliver a new Representative’s Warrant or Representative’s Warrants of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment. The Company shall register this Representative’s Warrant, upon records to be maintained by the Company for that purpose, in the name of the record Holder hereof from time to time. The Company may deem and treat the registered holder of this Representative’s Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to such holder, and for all other purposes, absent actual notice to the contrary.

3.2 Restrictions Imposed by the Act. The securities evidenced by this Representative’s Warrant shall not be transferred unless and until: (i) the Company has received the opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company, (ii) a Registration Statement relating to the offer and sale of such securities that includes a current prospectus has been filed and declared effective by the United States Securities and Exchange Commission (the “Commission”) and compliance with applicable state securities law has been established.

4. New Representative’s Warrants to be Issued.

4.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Representative’s Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Representative’s Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax if exercised pursuant to Section 2.1 hereof, the Company shall cause to be delivered to the Holder, without charge, a new Representative’s Warrant of like tenor to this Representative’s Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of Shares purchasable hereunder as to which this Representative’s Warrant has not been exercised or assigned.

4.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Representative’s Warrant and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Representative’s Warrant of like tenor and date. Any such new Representative’s Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5. Adjustments.

5.1 Adjustments to Exercise Price and Number of Shares. The Exercise Price and the number of Shares underlying this Representative’s Warrant shall be subject to adjustment from time to time as hereinafter set forth:

5.1.1 Share Dividends; Split Ups. If, after the date hereof, and subject to the provisions of Section 5.3 below, the number of outstanding Class A Ordinary Shares is increased by a share dividend payable in Class A Ordinary Shares or by a split up of Class A Ordinary Shares or other similar event, then, on the effective day thereof, the number of Shares purchasable hereunder shall be increased in proportion to such increase in outstanding shares, and the Exercise Price shall be proportionately decreased. Any adjustment made pursuant to this Section 5.1.1 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision.

5.1.2 Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 5.3 below, the number of outstanding Class A Ordinary Shares is decreased by a consolidation, combination or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date thereof, the number of Shares purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares, and the Exercise Price shall be proportionately increased.

5.1.3 Replacement of Shares upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Class A Ordinary Shares other than a change covered by Section 5.1.1 or Section 5.1.2 hereof or that solely affects the par value of such Class A Ordinary Shares, or in the case of any share reconstruction or amalgamation or consolidation of the Company with or into another corporation or other entity (other than a consolidation or share reconstruction or amalgamation in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Representative’s Warrant shall have the right thereafter (until the expiration of the right of exercise of this Representative’s Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, share reconstruction or amalgamation, or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of Shares of the Company obtainable upon exercise of this Representative’s Warrant immediately prior to such event; and if any reclassification also results in a change in Shares covered by Section 5.1.1 or Section 5.1.2, then such adjustment shall be made pursuant to Section 5.1.1, Section 5.1.2 and this Section 5.1.3. The provisions of this Section 5.1.3 shall similarly apply to successive reclassifications, reorganizations, share reconstructions or amalgamations, or consolidations, sales or other transfers.

5.1.4 Changes in Form of Representative’s Warrant. This form of Representative’s Warrant need not be changed because of any change pursuant to this Section 5.1, and Representative’s Warrants issued after such change in exchange or replacement of this Representative’s Warrant may state the same Exercise Price and the same number of Shares as are stated in the Representative’s Warrants initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Representative’s Warrants reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Exercise Date or the computation thereof.

5.2 Substitute Representative’s Warrant. Except as otherwise provided in Section 5.1.4, in case of any consolidation of the Company with, or share reconstruction or amalgamation of the Company with or into, another corporation or other entity (other than a consolidation or share reconstruction or amalgamation which does not result in any reclassification or change of the outstanding Class A Ordinary Shares), the corporation formed by such consolidation or share reconstruction or amalgamation shall execute and deliver to the Holder a supplemental Representative’s Warrant providing that the holder of each Representative’s Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Representative’s Warrant) to receive, upon exercise of such Representative’s Warrant, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or share reconstruction or amalgamation, by a holder of the number of Shares of the Company for which such Representative’s Warrant might have been exercised immediately prior to such consolidation, share reconstruction or amalgamation, sale or transfer. Such supplemental Representative’s Warrant shall provide for adjustments which shall be identical to the adjustments provided for in this Section 5. The above provision of this Section 5 shall similarly apply to successive consolidations or share reconstructions or amalgamations.

5.3 Elimination of Fractional Interests. The Company shall not be required to issue fractional Shares, or certificates representing fractions of Shares upon the exercise of the Representative’s Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down, as the case may be, to the nearest whole number of Shares or other securities, properties or rights.

6. Registration Rights. The Company has filed the Registration Statement with the Commission, which has been declared effective on Form F-1 (File No. 333-284137), and registers the underlying shares of the Representative’s Warrant(s) granted to the Holder(s) in connection to the Offering, under the terms of the Underwriting Agreement.

6.1 Demand Registration.

6.1.1 Grant of Right. Unless all of the Registrable Securities (defined as below) are included in an effective registration statement with a current prospectus, the Company, upon written demand (“Demand Notice”) of the Holder(s) of at least 51% of the Representative’s Warrants and/or the underlying securities (“Majority Holder(s)”), agrees to register, once at the Company’s expense and once at the Majority Holder’s expense, all or any portion of the remaining Class A Ordinary Shares (collectively, the “Registrable Securities”) as requested by the Majority Holder(s) in the Demand Notice, provided that no such registration will be required unless the Holder requests registration of an aggregate of at least 51% of the outstanding Registrable Securities. On such occasion, the Company will file a new registration statement or a post-effective amendment to the Registration Statement covering the Registrable Securities within sixty (60) days after receipt of the Demand Notice and use its commercially reasonable efforts to have such registration statement or post-effective amendment declared effective as soon as possible thereafter. The demand for registration may be made at any time from the date of commencement of sales of the offering, but no later than five (5) years from the date of commencement of sales of the offering. The Company covenants and agrees to give written notice of its receipt of any Demand Notice by any Holder(s) to all other registered Holders of the Representative’s Warrants and/or the Registrable Securities within ten (10) days from the date of the receipt of any such Demand Notice, who shall have five days from the receipt of such Notice in which to notify the Company of their desire to have their Registrable Securities included in the Registration Statement.

6.1.2 Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities upon the first Demand Notice, including the reasonable expenses of any legal counsel selected by the Holder to represent them in connection with the sale of the Registrable Securities, but the Holder shall pay any and all underwriting commissions, if any. The Holder shall bear all fees and expenses attendant to registering the Registrable Securities upon the second Demand Notice. The Company agrees to use its commercially reasonable efforts to qualify or register the Registrable Securities in such States as are reasonably requested by the Majority Holder(s); provided, however, that in no event shall the Company be required to register the Registrable Securities in a State in which such registration would cause (i) the Company to be obligated to qualify to do business in such State or execute a general consent to service of process, or would subject the Company to taxation as a foreign corporation doing business in such jurisdiction or (ii) the principal shareholders of the Company to be obligated to escrow their shares of the Company. The Company shall cause any registration statement or post-effective amendment filed pursuant to the demand rights granted under Section 6.1.1 to remain effective for a period of twelve (12) consecutive months from the effective date of such registration statement or post-effective amendment or until the Holder has completed the distribution of the Registrable Securities included in the Registration Statement, whichever occurs first.

6.1.3. Deferred Filing. If (i) in the good faith judgment of the Board, filing a registration statement pursuant to Section 6.1 would be seriously detrimental to the Company and the Board concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by a duly authorized officer of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing on two occasions for an aggregate of not more than one hundred and twenty (120) days in any twelve-month period.

6.1.4. No Cash Settlement Option. The Company is only required to use its commercially reasonable efforts to cause a registration statement covering issuance of the Registrable Securities underlying the Representative’s Warrant to be declared effective, and once effective, only to use its commercially reasonable efforts to maintain the effectiveness of the registration statement. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in no event is the Company obligated to settle any Representative’s Warrant, in whole or in part, for cash in the event it is unable to register the Registrable Securities.

6.1.5. Notwithstanding anything to the contrary provided herein, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) the Commission has declared a Registration Statement covering such securities effective and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 under the Securities Act are met, (iii) such securities become eligible for sale pursuant to Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1), or such securities have ceased to be outstanding.

6.2 “Piggy-Back” Registration.

6.2.1 Grant of Right. Unless all of the Registrable Securities are included in an effective registration statement with a current prospectus, the Holder of the Representative’s Warrants shall have the right for a period of not more than five (5) years commencing on the date of the commencement of sales of the Offered Securities, to include the remaining Registrable Securities as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Act or pursuant to Form S-8 or any successor or equivalent form); provided, however, that if, in the written opinion of the Company’s managing underwriter or underwriters, if any, for such offering, the inclusion of the Registrable Securities, when added to the securities being registered by the Company or the selling shareholder(s), will exceed the maximum amount of the Company’s securities which can be marketed (i) at a price reasonably related to their then current market value, and (ii) without materially and adversely affecting the entire offering, then the Company will still be required to include the Registrable Securities, but may require the Holder to agree, in writing, to delay the sale of all or any portion of the Registrable Securities for a period of ninety (90) days from the effective date of the offering, provided, further, that if the sale of any Registrable Securities is so delayed, then the number of securities to be sold by all shareholders in such public offering shall be apportioned pro rata among all such selling shareholders, including all holders of the Registrable Securities, according to the total amount of securities of the Company owned by said selling shareholders, including all holders of the Registrable Securities.

6.2.2 Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the expenses of any legal counsel selected by the Holder to represent them in connection with the sale of the Registrable Securities, but the Holder shall pay any and all underwriting commissions. In the event of such a proposed registration, the Company shall furnish the then Holders of outstanding Registrable Securities with not less than thirty (30) days written notice prior to the proposed date of filing of such registration statement. Such notice to the Holder shall continue to be given for each applicable registration statement filed (during the period in which the Representative’s Warrant is exercisable) by the Company until such time as all of the Registrable Securities have been registered under an effective registration statement and sold. The Holder of the Registrable Securities shall exercise the “piggy back” rights provided for herein by giving written notice, within ten (10) days of the receipt of the Company’s notice of its intention to file a registration statement. The Company shall use its commercially reasonable efforts to cause any registration statement filed pursuant to the above “piggyback” rights that does not relate to a firm commitment underwritten offering to remain effective for at least nine (9) consecutive months from the effective date of such registration statement or until the Holder has completed the distribution of the Registrable Securities in the registration statement, whichever occurs first. Notwithstanding the provisions of this Section 6.2.2, such “piggy-back” registration rights shall terminate on the fifth anniversary of the date of commencement of sales of the Offered Securities in accordance with FINRA Rule 5110(g)(8)(D).

7. Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized Class A Ordinary Shares, solely for the purpose of issuance upon exercise of this Representative’s Warrant, such number of Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of this Representative’s Warrant and payment of the Exercise Price therefor, in accordance with the terms hereby, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder. As long as this Representative’s Warrant shall be outstanding, the Company shall use its commercially reasonable efforts to cause all Shares issuable upon exercise of this Representative’s Warrant to be listed (subject to official notice of issuance) on all national securities exchanges (or, if applicable, on the OTC Bulletin Board or any successor trading market) on which the Shares issued to the public in the Offering may then be listed and/or quoted.

8. Certain Notice Requirements.

8.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holder the right to vote or consent or to receive notice as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of the Representative’s Warrants and their exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books (the “Notice Date”) for the determination of the shareholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other shareholders of the Company at the same time and in the same manner that such notice is given to the shareholders; provided, however, that the Company shall not be obligated to provide any written notice under this Section 8 if it makes a public announcement of the applicable event via nationally distributed press release or via a publicly available and legally compliant filing with the U.S. Securities and Exchange Commission.

8.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, (ii) the Company shall offer to all the holders of its Shares any additional shares of the Company or securities convertible into or exchangeable for shares of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or share reconstruction or amalgamation) or a sale of all or substantially all of its property, assets and business shall be proposed.

8.3 Notice of Change in Exercise Price. The Company shall, within five (5) business days after an event requiring a change in the Exercise Price pursuant to Section 5 hereof, send notice to the Holder of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s Chief Financial Officer. The Company shall, within five (5) business days after receipt by the Company of a written request by the Holder, send notice to the Holder of the Exercise Price then in effect and the number of Shares or the amount, if any, of other shares, securities or assets then issuable upon exercise of this Representative’s Warrant and shall be certified as being true and accurate by the Company’s Chief Executive Officer and Chief Financial Officer.

8.4 Transmittal of Notices. All notices, requests, consents and other communications under this Representative’s Warrant shall be in writing and shall be deemed to have been duly made (1) when hand delivered, (2) when mailed by express mail or private courier service, (3) if sent by electronic mail, on the day the notice was sent if during regular business hours and, if sent outside of regular business hours, on the following business day, or (4) when the event requiring notice is disclosed in all material respects and filed in a Current Report on Form 6-K prior to the Notice Date: (i) if to the registered Holder of the Representative’s Warrant, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to following address or to such other address as the Company may designate by notice to the Holder:

If to the Holder:

Network 1 Financial Securities, Inc.

2 Bridge Ave., Suite 241

Red Bank, NJ 07701

Attention: Adam Pasholk, Managing Director

Email: adampasholk@netw1.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

2206-19 Jardine House

1 Connaught Place

Central, Hong Kong SAR

Attention: Lawrence Venick, Esq. and David Levine, Esq.

Email: lvenick@loeb.com and dlevine@loeb.com

If to the Company:

Phaos Technology Holdings (Cayman) Limited

83 Science Park Dr,

#02-01 & #04-01A/B The Curie, Singapore Science Park 1

Singapore 118258

Attention: Andrew Yeo, CEO

Email: [●]

with a copy (which shall not constitute notice) to:

Ortoli Rosenstadt LLP

c/o 39/F, Two Int’l Finance Centre

366 Madison Avenue 3rd Floor

New York, NY 10017

Attn: Mengyi “Jason” Ye, Esq.

Email: JYe@orllp.legal

9. Miscellaneous.

9.1 Amendments. The Company and Network 1 may from time to time supplement or amend this Representative’s Warrant without the approval of any of the Holder in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and Network 1 may deem necessary or desirable and that the Company and Network 1 deem shall not adversely affect the interest of the Holder. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Representative’s Warrant.

9.3 Entire Agreement. This Representative’s Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Representative’s Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4 Binding Effect. This Representative’s Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees and respective successors and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Representative’s Warrant or any provisions herein contained.

9.5 Governing Law; Submission to Jurisdiction. This Representative’s Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without giving effect to conflict of laws principles thereof. Each of the Company and the Holder hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Representative’s Warrant shall be brought and enforced in New York Supreme Court, County of New York, or in the United States District Court located in New York for the Southern District of New York (each, a “New York Court”), and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the Company and the Holder hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.4 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.6 Waiver, etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Representative’s Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Representative’s Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Representative’s Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Representative’s Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

9.7 Exchange Agreement. As a condition of the Holder’s receipt and acceptance of this Representative’s Warrant, Holder agrees that, at any time prior to the complete exercise of this Representative’s Warrant by Holder, if the Company and Network 1 enter into an agreement (“Exchange Agreement”) pursuant to which they agree that all outstanding Representative’s Warrants will be exchanged for securities or cash or a combination of both, then Holder shall agree to such exchange and become a party to the Exchange Agreement.

9.8 Execution in Counterparts. This Representative’s Warrant may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Such counterparts may be delivered by facsimile transmission or other electronic transmission.

9.9 Restrictions; Holder Not Deemed a Shareholder. The Holder acknowledges that the Shares acquired upon the exercise of this Representative’s Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws. Except as otherwise specifically provided herein, the Holder, solely in its capacity as a holder of this Representative’s Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Representative’s Warrant be construed to confer upon the Holder, solely in its capacity as a holder of this Representative’s Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of shares, reclassification of shares, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Shares which it is then entitled to receive upon the due exercise of this Representative’s Warrant. In addition, nothing contained in this Representative’s Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Representative’s Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

9.10 Severability. Wherever possible, each provision of this Representative’s Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Representative’s Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Representative’s Warrant.

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IN WITNESS WHEREOF, the Company has caused this Representative’s Warrant to be signed by its duly authorized officer as of the [●]th day of [●], 2025.

Phaos Technology Holdings (Cayman) Limited

By:
Name:	Andrew Yeo
Title:	Chief Executive Officer

EXHIBIT A

EXERCISE FORM

Form of Exercise:

Date: __________, 20___

The undersigned holder hereby elects irrevocably to exercise the Representative’s Warrant for ______ Class A Ordinary Shares of Phaos Technology Holdings (Cayman) Limited, a Cayman Islands exempted company (the “Company”) evidenced by the attached Representative’s Warrant and hereby makes payment of $____ (at the rate of $____ per Share) in payment of the Exercise Price pursuant thereto. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Representative’s Warrant. Please issue the Warrant Shares as to which this Representative’s Warrant is exercised in accordance with the instructions given below and, if applicable, a new Representative’s Warrant representing the number of Shares for which this Representative’s Warrant has not been exercised.

or

The undersigned hereby elects irrevocably to convert its right to purchase ___ Warrant Shares under the Representative’s Warrant for ______ Class A Ordinary Shares, as determined in accordance with the following formula:

X =	Y(A-B)
A

Where,

X = The number of Shares to be issued to Holder;

Y = The number of Shares that would be issuable upon exercise of this Representative’s Warrant in accordance with the terms of this Representative’s Warrant if such exercise were by means of a cash exercise rather than a cashless exercise;

A = The fair market value of one Share; and

B = The Exercise Price of this Representative’s Warrant, as adjusted hereunder

The undersigned agrees and acknowledges that the calculation set forth above is subject to confirmation by the Company and any disagreement with respect to the calculation shall be resolved by the Company in its sole discretion.

Please issue the Class A Ordinary Shares as to which this Representative’s Warrant is exercised in accordance with the instructions given below and, if applicable, a new Representative’s Warrant representing the number of Warrant Shares for which this Representative’s Warrant has not been exercised.

Signature __________________________________________

Signature Guaranteed ________________________________

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name:
(Print in Block Letters)
Address:

NOTICE: The signature to this form must correspond with the name as written upon the face of the Representative’s Warrant without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank, other than a savings bank, or by a trust company or by a firm having membership on a registered national securities exchange.

EXHIBIT B

ASSIGNMENT FORM

Form to be used to assign Representative’s Warrant:

(To be executed by the registered Holder to effect a transfer of the within Representative’s Warrant):

FOR VALUE RECEIVED, does hereby sell, assign and transfer unto the right to purchase class A ordinary shares, par value US$0.0001 per share of Phaos Technology Holdings (Cayman) Limited, a Cayman Islands exempted company (the “Company”), evidenced by the Representative’s Warrant and does hereby authorize the Company to transfer such right on the books of the Company.

Name of Assignee	Address and Phone Number	No. of Shares

The undersigned also represents that, by assignment hereof, the assignee acknowledges that this Representative’s Warrant and the class A ordinary shares to be issued upon exercise hereof or conversion thereof are being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of this Representative’s Warrant or any ordinary shares to be issued upon exercise hereof or conversion thereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws. Further, the assignee has acknowledged that upon exercise of this Representative’s Warrant, the Assignee shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the class A ordinary shares so purchased are being acquired for investment and not with a view toward distribution or resale.

Dated: ____________, 20__

Holder’s Signature: _____________________________

Holder’s Address: _____________________________

_____________________________

Signature Guaranteed: ___________________________________________

NOTICE: The signature to this form must correspond with the name as written upon the face of the within Representative’s Warrant without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company or by a firm having membership on a registered national securities exchange. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Representative’s Warrant.